COMMAND SECURITY CORPORATION

EMPLOYMENT AGREEMENT

This Agreement, made April 9, 2007 by Marc W. Brown (“Employee”) whose address is 3910 Gresham Street, Unit 3, San Diego, California 92109 and Command Security Corporation, a New York corporation, with offices at 1133 Route 55, Suite D, Lagrangeville, NY 12540 (“Employer”). Employer and Employee are at times collectively referred to as “the Parties” and may individually be referred to as a “Party.”

Article I. Employment Term and Location

The Employer hereby employs the Employee at its offices located at 3180 University Avenue, San Diego, California 92104 for a period of three (3) years commencing on April 12, 2007 and ending April 11, 2010 (the “Initial Term). The Initial Term shall be extended for additional periods of one (1) year each (“Extended Term”), commencing immediately following the prior Term, unless either Party notifies the other Party of its intention not to extend the Term by providing sixty (60) days prior written notice of its decision not to extend. Either Party may terminate this Agreement as provided in Article V below.

Article II. Employee’s Duties, Title; and Compensation

A. The Employee shall be responsible for reasonably implementing all of Employer’s policies and procedures. The Employee agrees to perform all duties reasonably assigned or delegated to his position and in such manner as the Employer may reasonably direct. All duties shall be consistent with those of an upper level managerial employee.

B. Employee’s title shall be Corporate Vice-President and in additional he shall hold the title of Regional Vice-President - West Region. The West Region consists of all portions of the United States west of the Mississippi River and the City of Chicago, State of Illinois. Employee shall enjoy the authority commensurate with the position of Regional Vice-President.

C. The Employee shall generally perform his work at 3180 University Avenue, San Diego, California 92104, and shall not generally be required to travel outside of San Diego County, California.

D. The Employee shall not be required to relocate at any time during the Term.

E. Employee’s total compensation shall be as set forth in Schedule A attached hereto.

F. As an inducement to enter into this Agreement, Employer hereby grants to Employee options for the purchase of fifty thousand (50,000) shares of Employer’s common stock, said grant being governed by Employer’s 2005 Stock Incentive Plan.

Article III. Performance of Work

The Employee agrees to perform faithfully the duties assigned to him to the best of his ability, to devote his full and undivided time to the transaction of the Employer’s business and to give to the Employer prompt, complete and accurate reports of and relating to his work in such form as the Employer may from time to time require. The Employee further agrees that during the term of this Agreement he will not directly or indirectly engage in or carry on any other competing or conflicting business for his benefit or the benefit of any other person, firm, or corporation. The Parties agree the Employee’s pursuit and investment in a business developing new technology and security apparatus devices, not previously sold or distributed by Brown Security Industries, Inc., or its then subsidiaries, shall not be a violation of this Agreement.

Article IV. Salary and Benefits

A. The Employee shall receive a yearly salary set forth on Schedule A and shall be paid no less frequently than bi-weekly and reviewed in accordance with the policies of Employer applicable to managerial employees. It is understood and agreed that the normal deductions will be withheld from said salary.

B. In addition, Employee will receive four (4) weeks of vacation annually and such benefits, and other forms of compensation as the Employer may deem appropriate and in accordance with Employer’s policies for an entire class of employee which includes Vice-Presidents of Employer at the expense of Employer. Any and all benefits, health and similar plans may be modified or terminated upon prior notice at the sole discretion of the Employer, provided that such is replaced with substantially similar benefits.

C. Employee’s salary and benefits are as set forth on Schedule A, the terms of which are hereby incorporated by this reference. Employee shall receive annual performance and salary reviews from his direct Supervisor of Employer, which shall be considered in determining increases in Employee’s base pay.

D. Employee shall be allowed to participate in any managerial stock option program maintained by Employer.

Article V. Termination of Employment

A. Upon a termination by Employer without cause before the expiration of the Initial Term, or in the event of a constructive termination, Employee’s annual salary shall continue for the remaining term of this Agreement according to the regular payroll intervals of Employer.

B. Upon a voluntary resignation by Employee before the expiration of the Initial Term, Employee’s salary shall terminate upon the effective date of his termination,

C. In the event Employee’s services are terminated for cause, as provided in paragraph E below, Employee’s salary shall be discontinued upon the effective date of Employee’s termination.

D. Notwithstanding anything to the contrary contained herein, compensation for Special Services shall continue for a full five (5) years as set forth in Schedule A, regardless of whether or not the Employee has been terminated and regardless of the reason for termination.

E. The Employer may terminate Employee’s employment for cause, after providing to the Employee notice of the alleged cause, and providing a ten (10) day opportunity to cure such conduct. A ten (10) day prior notice and opportunity to cure shall be applicable to items 5 and 6 below. For purposes of this Agreement cause shall mean:

1.	Willful breach of duty by the Employee in the course of employment;

2.	Habitual material neglect by Employee of his duties to Employer;

3.
Conduct by Employee that if convicted, would constitute a felony or an act of moral turpitude in the state in which the conduct occurs, it being understood that an accusation of such conduct is insufficient to support a for cause termination and the conduct must be proven by a preponderance of the evidence;

4.	Intentional destruction of Employer’s property or theft of funds or property of the Employer;

5.	Material breach of Employer’s Policies applicable to management personnel; or

6.	Repeated conduct that is materially injurious to the reputation of the Employer.

Upon receipt of such notice, Employee may contest such termination by bringing an action for declaratory and other relief, and during the pendency of such action, the employment relationship shall remain in full force and effect. Employee shall post security, which at the Employee’s option may be in Command stock, equal to ninety (90) days salary as security for the payment of the continued salary. Nothing stated herein shall be deemed to limit a Parties’ right to seek damages in a court of law. All of the above causes for termination shall be exercised in good faith and shall take into consideration industry standards, practices and customs.

F. In the event of Employee’s death during the term all base salary that has been earned up to Employee’s death shall be paid to Employee’s estate at the next payroll interval that such payments would have been due to Employee and the Special Services shall be treated consistent with paragraph V.D. above, which shall be paid as set forth in Schedule A.

Article VI. Successors and Assigns

This Agreement shall inure to the benefit of and shall be binding upon the Employer, its successors and assigns. Should the Employer at any time be merged into or consolidated with another corporation, or should substantially all of the assets of the Employer be transferred to another corporation, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity resulting from such merger or consolidation or to which substantially all of the assets of the Employer shall be transferred. In the event that the Employer is merged into or consolidated with another entity, or substantially all of the assets of the Employer are transferred to another entity, Employee shall be deemed fully vested in and fully earned the maximum compensation allowable for Special Services as detailed in Schedule A of this Agreement, as if all goals and obligations of Employee had been successfully met. This provision shall apply in the event of any subsequent merger, consolidation or transfer, and such other entity shall, for all purposes of this Agreement, be deemed the Employer. This Agreement is not assignable by the Employee.

Article VII. Restrictive Covenants

On even date herewith, Employee has agreed to transfer stock owned by him in Brown Security Industries, Inc., pursuant to a Plan of Merger, to Employer.

Employee acknowledges and agrees that during the course of his employment: Employee has been and/or will be provided with the benefit of access to Employer’s customers and employees; Employer has and/or will place Employee in a position of trust and confidence with respect to Employer’s customers and employees; that the goodwill customer relationships and contacts constitute substantial assets of Employer which have been acquired and/or developed at considerable expense to Employer; and Employee has and/or shall continue to receive direct financial remuneration as a result of the goodwill established by the Employer with such customers. As further consideration for the covenants contained herein, Employee shall receive certain benefits and severance pay as described in Articles IV and V.

Employee agrees that the restrictions set forth below are necessary and reasonable for the protection of the goodwill, customer relationships, employee relationships and business of Employer and therefore covenants as follows:

Employee agrees that from the commencement of his employment until the termination of his employment and for the periods set forth below following termination of his employment (whatever the reasons for such termination may be and whether such termination is voluntary or involuntary), that the Employee will not:

A. For three (3) years following the termination of his employment, directly or indirectly, alone or in any capacity, within the geographic area in which he actively works or worked for Employer or within the geographic area of Employee’s responsibilities performed while in the employ of Employer, solicit, divert, accept or take away for any competing business any customer of Employer who was such at any time during the one (1) year immediately preceding the termination of Employee’s employment.

B. For three (3) years following the termination of his employment, directly of indirectly, alone or in any capacity, within the geographic area in which he works or worked for Employer or within the geographic area of Employee’s responsibilities performed while in the employ of Employer, solicit, divert, hire or take away for any competing business any other employee of Employer who was such at any time during the one (1) year immediately preceding or following the termination of Employee’s employment.

C. For a period of two (2) years following the termination of his employment, directly or indirectly, alone or in any capacity, within the geographic area in which he actively works or worked for Employer or within the geographic area of Employee’s responsibilities performed while in the employ of Employer, engage in the security guard or patrol business.

The Parties agree that if the scope or enforceability of the restrictive covenants set forth in this Article VII is in any way disputed at any time, it is the intent of such Parties that the court or other trier of fact shall modify and enforce the covenants to the full extent required to render the same enforceable.

Article VIII. Blue Pencil

In the event that any judgment by a court holds any paragraph of Article VII invalid and that judgment is ultimately reversed on final appeal from which no appeal is taken, the three-year period set forth in the third paragraph of Article VII shall be extended for a period equal to the difference between three years and the period after termination during which Employee complied with the paragraph that was initially adjudged invalid, such extension period to commence on the day after such judgment of reversal.

Article IX. Confidentiality

Employee covenants and agrees, which covenant and Agreement is of the essence of this Agreement, that upon termination of his employment, whether voluntary or involuntary, he will promptly deliver to the Employer all property, customer lists, sales information, memoranda, documents containing trade secrets, information relating to Employer’s business and other confidential information and all other property belonging to the Employer and any and all copies thereof, and that he will not, either during the term of his employment under this Agreement or any time thereafter, (1) disclose to any person, firm, partnership, association or corporation, other than Employer, any trade secrets or other confidential information which was disclosed to him or came within his knowledge during the course of his employment, or (2) make or cause to be made any use of such trade secrets or confidential information.

Article X. Miscellaneous

A. Each section, paragraph and subparagraph contained in this Agreement and each covenant and obligation of the Employee hereunder is separable and independent and in the event any section, paragraph, subparagraph, covenant or obligation is held invalid or unenforceable, it shall affect neither the validity or enforceability of any other section, paragraph, subparagraph, covenant or obligation contained in this Agreement.

B. The covenants of Employee set forth in this Agreement shall be construed as independent covenants and the existence of any claim, demand, action or cause of action of Employee against Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of the covenants contained herein. Furthermore, the Parties agree that any breach of this Agreement by Employee may result in irreparable injury to the Employer, and therefore, in addition to all other remedies provided by law, Employee agrees and consents that the Employer shall be entitled to an injunction to prevent a breach or contemplated breach of any of the covenants of the Employee contained herein.

C. This Agreement and any and all disputes, claims and/or questions regarding the hiring, employment and termination of employment of Employee shall be governed by the laws of the State of California. The Employer and Employee hereby consent to the jurisdiction of any state or federal court located within the County of San Diego, State of California and irrevocably agree that all actions or proceedings arising out of or relating to this Agreement shall be litigated in such courts. The Parties hereto each accepts for himself or itself generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and waives any defense of forum non conveniens, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Employer and Employee agree to be bound and accept service served by certified mail, return receipt requested, mailed to the addresses indicated herein or to the last known address if different, such service being hereby acknowledged to be effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Party hereto to bring proceedings against any other Party hereto in the court of any other jurisdiction. In the event of a conflict between this Agreement and the Agreement and Plan of Merger and Reorganization, as to employment issues, this Agreement shall control.

D. Neither this Agreement nor any of the rights of or benefits to Employee arising hereunder (including, without limitation, those payments and rights due under Schedule A), shall be assignable, transferable or encumbered in any way by Employee.

Article XI. Entire Agreement

This Agreement supersedes and cancels all prior Agreements between the Parties and represents the entire Agreement between the Parties or between Employer and Employee. No modification of the terms of this Agreement shall be effective unless such modification shall be in writing and shall be signed by both Employer and Employee.

IN WITNESS WHEREOF, the Parties have hereunto set their hands and seals the day and year first aforesaid.

Command Security Corporation

By:___________________________
Barry I. Regenstein
President

The undersigned acknowledges that he has read and understands the provisions of the Agreement and agrees to be bound thereby.

By:___________________________
Marc W. Brown

Witnessed By:_____________________

SCHEDULE A

I.	Base Salary--$2,884.62 weekly, or $150,000 annualized.

II.	Auto allowance--$900.00 per month plus reimbursement for fuel.

III.  Special Services-- For developing new business for Employer, by bringing to Employer the new accounts set forth on Schedule A-1; Employee shall be entitled to receive additional compensation as set forth herein below. The additional compensation shall be based upon the net amounts (“Net Receipts”) received by Employer from each of the Scheduled Accounts. For purposes of this Schedule A, net receipts are defined as: Gross amount, received by Employer reduced by sales and other taxes billed to the client, refunds and pass-throughs.

Each twelve (12) months of service by Employer to a Scheduled Account shall begin on the start date of service by Employer to that scheduled account through the date next preceding the anniversary of the Start Date.

MONTHS	AMOUNT OF ADDITIONAL COMPENSATION

1 - 12	2% of Net Receipts
13 - 24	1%
25 - 36	1/2 of 1%
37 - 48	1%
49 - 60	1%

Additionally, after each of the first three twelve months of service the Employee shall receive, at Employee’s option, either (i) restricted shares of the common stock of the Employer ("Restricted Stock") or (ii) options to purchase common stock of the Employer ("Stock Options"), in each case in an amount of two and three quarter (2.75%) percent of the Net Receipts from the Scheduled Accounts. Employee must notify Employer in writing within 30 days after the last day of each applicable twelve month period whether he has chosen Restricted Stock or Stock Options, or Employer shall have the sole discretion to determine whether to issue to Employee Restricted Stock or Stock Options. In the event Employee receives Restricted Stock, any and all subsequent sales of such Restricted Stock will be subject to compliance with all applicable securities laws as then in effect including, without limitation, Rule 144. In the event that Employer issues a new registration statement with regard to restricted shares of the corporation, Employer shall include Employee’s restricted shares in any such new registration. In the event Employee seeks to receive Stock Options, Employee shall execute an option agreement in a form satisfactory to Employer's counsel, which shall provide, inter alia, the date the option must be exercised which shall in no event be later than five (5) years after date of grant, the purchase price per share which shall be equal to the fair market value of the Company’s common stock at the date of grant, and valued at a call price as calculated under the Black-Scholes formula consistent with past Company practice.

Any and all compensation for Special Services shall be limited as follows: (i) Net Receipts from the Scheduled Accounts shall not exceed a total of six million ($6,000,000) per year for purposes of calculating payment due Employee for Special Services; and (ii) payments due for Special Services shall accrue and shall be due and owing sixty days after each twelfth consecutive month ("Twelfth Month") for which Employer has received payment from the Scheduled Account(s). If Employee is terminated without cause at any time the provisions of Section V. (A). of the Employment Agreement shall govern.

IV.	Participation in Employer's Executive Incentive Program.

V.	Vacation, Health and Similar Benefits--As provided from time to time to Employer’s Corporate Vice Presidents.

Benefits described in Sections "IV" and "V" above may be changed from time to time by Employer without prior notice or liability, so long as Benefits are changed for the entire Class of Employee where Employee is employed.

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